Exhibit 23.2

April 14, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Medical Imaging Corp.

Las Vegas, Nevada

To Whom It May Concern:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, as amended (Nos. 333-159707 and 333-153909), of Medical Imaging Corp. (the “Company”) of our report dated April 3, 2015, with respect to the consolidated financial statements of the Company for the year ended December 31, 2014  included in the Company’s Annual Report on Form 10-K, as of and for the years ended December 31, 2015 and 2014, filed on April 14, 2016.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, Minnesota

5201Eden Avenue

Suite 300

Edina, MN 55436

630.277.2330